UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12
VALIDUS HOLDINGS, LTD.

(Name of Registrant as Specified in Its Charter)
Payment of Filing Fee (Check the appropriate box):
☐ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☑ Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

Validus Holdings, Ltd.
Bermuda Commercial Bank Building
19 Par-la-Ville Road
Hamilton, HM 11Bermuda

Mailing Address:
 Suite 1790
48 Par-la-Ville Road
Hamilton, HM 11
Bermuda

Telephone: (441) 278-9000
Facsimile: (441) 278-9090
Website: www.validusre.bm
VALIDUS WILL SEEK TO REPLACE IPC BOARD IF UNABLE
TO REACH TIMELY AGREEMENT ON TRANSACTION
Will Solicit Requisitions for Special Meeting of IPC Shareholders
Hamilton, Bermuda — June 15, 2009 — Validus Holdings, Ltd. (“Validus”) (NYSE: VR) today announced that it will seek to replace the Board of Directors of IPC Holdings, Ltd. (“IPC”) (NASDAQ: IPCR) if it is unable to reach an agreement with the IPC Board in a timely fashion. While Validus continues to seek a consensual amalgamation transaction with IPC, it will continue to pursue its Exchange Offer and previously announced Scheme of Arrangement in order to complete a transaction and will seek to replace the IPC Board if an agreement with the IPC Board is not reached.
“Following the overwhelming rejection of the Max transaction on Friday, we are taking steps to enable IPC’s shareholders to receive the superior value offered by Validus,” said Ed Noonan, Validus’ Chairman and Chief Executive Officer. “We have previously provided IPC with an executed amalgamation agreement with our offer. While we would like to reach an agreement with IPC’s Board in view of IPC’s statement on Friday indicating its willingness to engage with Validus, our Exchange Offer and Scheme of Arrangement provide alternative paths to complete a transaction, if necessary. We initiated these steps prior to the termination of the Max amalgamation agreement with IPC and we will proceed with them even as we seek to reach a consensual agreement with IPC’s Board. In addition, we are also now prepared to seek the removal of IPC’s Board, if appropriate.”
Under Validus’ offer, IPC shareholders would receive $3.75 in cash and 1.1234 Validus voting common shares for each IPC common share.
Validus would replace the IPC Board with three highly qualified candidates who would stand for election at a special meeting of IPC shareholders.
Mr. Noonan continued, “As 72% of the votes cast at last week’s meeting were against the Max amalgamation, we are optimistic that Validus will be able to secure the necessary support of at least 10% of IPC shareholders in order to requisition the special meeting.”
Validus is filing amended proxy materials with the Securities and Exchange Commission to solicit written requisitions from shareholders of IPC to call the special meeting. At the meeting, in addition to considering the replacement of the IPC Board with the Validus candidates, Validus would seek to eliminate or amend certain provisions in IPC’s bye-laws and to bind IPC to the Scheme of Arrangement, if appropriate. Validus also intends to file a new application with the Supreme Court of Bermuda to seek its approval to convene a court-ordered meeting of IPC’s shareholders in connection with the Scheme of Arrangement.

Validus’ proposed director nominees are:
Raymond C. Groth
Mr. Groth is currently an Adjunct Professor of Business Administration at The Fuqua School of Business, Duke University, a position he’s held since March 2001. Previously, Mr. Groth was Group Head of Mergers and Acquisitions (1994 to 1998) and a managing director of the Mergers and Acquisitions Group (1994 to 2001) at First Union Securities, Inc. (now Wachovia Securities). Prior to that, Mr. Groth held positions in the investment banking department of The First Boston Corporation (now Credit Suisse) from September 1979 to March 1992. Mr. Groth has served as a director of Specialty Underwriters’ Alliance, Inc. since May 2004.
Paul G. Haggis
Mr. Haggis is currently Chairman of Alberta Enterprise Corp., a position he has held since March 2009. Previously, Mr. Haggis served as President and Chief Executive Officer of the Ontario Municipal Employees Retirement System (2003 to 2007) and held top management positions at Princeton Developments Ltd. and the Public Sector Pension Investment Board. In 2002, Mr. Haggis was Executive Vice President of Development and Chief Credit Officer of Manulife Financial Corporation. Mr. Haggis has served as director of Advantage Energy Trust since November 2008 and C.A. Bancorp since February 2009.
Thomas C. Wajnert
Mr. Wajnert is currently a Senior Advisor to Irving Place Capital Partners (formerly Bear Stearns Merchant Banking LLC). Previously, Mr. Wajnert was Managing Director of Fairview Advisors, LLC, a merchant bank (2002 to 2006) and Principal at Alta Group (2001 to 2002). From April 2000 until December 2001, Mr. Wajnert served as Chairman and Chief Executive Officer of SEISMIQ, Inc., a provider of advanced technology to the commercial finance and leasing industry. Mr. Wajnert is also the former Chairman of EPIX Holdings, Inc., a professional employer organization, and served as Chief Executive Officer from March 1998 to April 1999. Mr. Wajnert serves on the boards of directors of UDR, Inc., Reynolds American, Inc. and NYFIX, Inc.
For the latest copies of the transaction documents, proxy materials and an investor presentation detailing the benefits of Validus’ offer, please visit www.ValidusTransaction.com.
About Validus Holdings, Ltd.
Validus Holdings, Ltd. is a provider of reinsurance and insurance, conducting its operations worldwide through two wholly-owned subsidiaries, Validus Reinsurance, Ltd. (“Validus Re”) and Talbot Holdings Ltd. (“Talbot”). Validus Re is a Bermuda based reinsurer focused on short-tail lines of reinsurance. Talbot is the Bermuda parent of the specialty insurance group primarily operating within the Lloyd’s insurance market through Syndicate 1183.
Contacts:
Investors:
Validus Holdings, Ltd.
Jon Levenson, Senior Vice President
+1-441-278-9000
Media:
Jamie Tully/Jonathan Doorley
Sard Verbinnen & Co
+1-212-687-8080
OR
Roddy Watt/Tony Friend
College Hill
+44 (0)20 7457 2020

Cautionary Note Regarding Forward-Looking Statements
This press release may include forward-looking statements, both with respect to us and our industry, that reflect our current views with respect to future events and financial performance. All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond our control. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements. We believe that these factors include, but are not limited to, those set forth in the proxy statements and registration statement that Validus has filed with the Securities and Exchange Commission (“SEC”) relating to its proposed acquisition of IPC, and should be read in conjunction with the cautionary statements and risk factors included in our most recent reports on Form 10-K and Form 10-Q and the risk factors included in IPC’s most recent reports on Form 10-K and Form 10-Q and other documents of Validus and IPC on file with the SEC. Except as required by law, we undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
Additional Information about the Proposed Acquisition and Where to Find It:
Validus has filed an Exchange Offer to exchange each issued and outstanding common share of IPC for 1.1234 voting common shares of Validus and $3.75 in cash. This press release is for informational purposes only and does not constitute an offer to exchange, or a solicitation of an offer to exchange, IPC common shares, nor is it a substitute for the Tender Offer Statement on Schedule TO or the preliminary prospectus/offer to exchange included in the Registration Statement on Form S-4 (including the letter of transmittal and related documents and as amended and supplemented from time to time, the “Exchange Offer Documents”) that Validus has filed or may file with the SEC. The Registration Statement has not yet become effective. The Exchange Offer will be made only through the Exchange Offer Documents.
This press release is not a substitute for the proxy statements that Validus has filed or may file with the SEC or any other documents which Validus may send to its or IPC’s shareholders in connection with the proposed acquisition. Validus has sent a definitive proxy statement to its shareholders seeking proxies to approve the issuance of Validus voting common shares in connection with the proposed transaction between IPC and Validus (the “Validus Share Issuance Proxy Statement”). In addition, Validus has filed preliminary proxy statements with the SEC in connection with the Scheme of Arrangement (the “Scheme of Arrangement Proxy Statements”).
INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE EXCHANGE OFFER DOCUMENTS, THE VALIDUS SHARE ISSUANCE PROXY STATEMENT, THE SCHEME OF ARRANGEMENT PROXY STATEMENTS AND ANY OTHER PROXY STATEMENTS OR SUPPLEMENTS THERETO OR RELEVANT DOCUMENTS THAT VALIDUS HAS FILED OR MAY FILE WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION. All such documents, when filed, are available free of charge at the SEC’s website (www.sec.gov) or by directing a request to Validus through Jon Levenson, Senior Vice President, at +1-441-278-9000.
Participants in the Solicitation:
Validus and certain of its executive officers and Validus’ nominees to the IPC board of directors are deemed to be participants in any solicitation of shareholders in connection with the proposed acquisition. Information about Validus’ executive officers is available in Validus’ proxy statement, dated March 25, 2009 for its 2009 annual general meeting of shareholders. Further information about Validus’ nominees to the IPC board of directors will be available in the amended preliminary proxy statement to be filed by Validus on June 15, 2009 in connection with the solicitation of written requisitions from IPC shareholders.
# # #

3